White Mountain Enters Into LOI With Korean Companies To Fund Cerro Blanco Project.

SANTIAGO, Chile, June 29, 2012 -- White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTC Bulletin Board: WMTM - News) reports that it has entered into a letter of intent (“LOI”) with Hyundai Welding Co., Ltd., (“Hyundai Welding”) and Korea Resources Corporation, (“KORES”) which contains binding provisions whereby Hyundai Welding and KORES are required to provide the Company with US$10,000,000 in funding for the Cerro Blanco project (“Cerro Blanco”) in Chile in three installments of US$2,000,000 on or before July 7, 2012, US$3,000,000 on or before August 7, 2012, and US$5,000,000 on or before August 31, 2012. In the event that we are unable to enter into a definitive agreement with Hyundai Welding and KORES which reflects the proposed nonbinding provisions of the LOI by August 31, 2012, or if the LOI is terminated, any funds advanced under the LOI will be converted into shares of our common stock based upon the three-month average closing price of the stock during April, May and June 2012, as provided by OTC Markets. The common shares which would be issued by us upon this conversion will not have been and will not subsequently be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The LOI will expire on August 31, 2012, or upon execution of the definitive agreement. The LOI may be terminated by mutual consent of the parties, by us if either Hyundai Welding or KORES fails to make the initial cash advances, or by either party if it decides not to proceed with the transaction.

Under the definitive agreement Hyundai Welding and KORES would form a joint venture which would purchase a 30% interest in Sociedad Contractual Minera White Mountain Titanium, our wholly owned Chilean subsidiary, in return for US$60,000,000. If the definitive agreement is ultimately closed, the cash advances paid under the binding terms of the LOI would be credited against this purchase price for the shares of the subsidiary. The remaining US$50,000,000, subject to adjustment depending upon the outcome of the final feasibility study, would be payable in one or more installments beginning 105 days following the completion of the final feasibility study on Cerro Blanco.

The definitive agreement would also provide for the joint venture to purchase quantities of titanium concentrate produced from Cerro Blanco in proportion to its equity ownership in our Chilean subsidiary. As well, Hyundai Welding and KORES have offered to provide support at cost to advance Cerro Blanco to final feasibility through the provision of engineering services, engagement of technicians and purchase of facilities and equipment in Korea or elsewhere.

The LOI also contemplates that upon payment of the US$10,000,000 advance and execution of the definitive agreement, the joint venture would be entitled to appoint two directors to the Board of Directors of our Chilean subsidiary, although this would not constitute a majority of the directors of the company. On February 1, 2012, we had previously entered into a LOI to provide rutile to Hyundai Welding which we anticipate would be addressed in the definitive agreement.

About White Mountain Titanium Corporation:

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company’s principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, and to secure off-take contracts for the planned rutile concentrate output. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-K for the year ended December 31, 2011, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:

White Mountain Titanium Corporation

Michael Kurtanjek, President

(56) 2 657-1800

Brian Flower, Chairman

(604) 408-2333